Exhibit 10.1

SKYWEST, INC. STOCK REPURCHASE PLAN

THIS SKYWEST, INC. STOCK REPURCHASE PLAN (this “Plan”), dated March 13, 2009 (the “Effective Date”), is entered into by and between SKYWEST, INC., a Utah corporation (“SkyWest”), and RAYMOND JAMES & ASSOCIATES, INC. (“RJA”).

BACKGROUND

This Plan is entered into by SkyWest and RJA for the purpose of authorizing RJA to repurchase shares of SkyWest’s common stock (the “Common Stock”) on behalf of SkyWest from time to time in open market or privately negotiated transactions, as contemplated by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period from the Effective Date through the second anniversary of the Effective Date (the “Plan Period”).

AGREEMENT

NOW, THEREFORE, SkyWest and RJA hereby agree as follows:

1.                                       (a)                                  During the Plan Period, RJA shall effect purchases (each, a “Purchase”) of up to an aggregate of 3,400,000 shares of Common Stock (the “Total Plan Shares”), in accordance with the Trading Parameters set forth on Annex 1 attached hereto and incorporated herein by this reference, as the same may be amended from time to time, on the terms and subject to the conditions set forth herein.

(b)                                 Purchases may be made in the open market or through privately negotiated transactions.  RJA shall comply with the requirements of paragraphs (b)(2), (b)(3) and (b)(4) of Rule10b-18 promulgated under the Exchange Act (“Rule 10b-18”), in connection with Purchases of Common Stock in the open market pursuant to this Plan.  SkyWest agrees not to take any action that would cause Purchases not to comply with Rule 10b-18 or Rule 10b5-1.

2.                                       SkyWest shall pay to RJA a commission of $0.02 per share of Common Stock repurchased pursuant to this Plan.  In accordance with RJA’s customary procedures, RJA will deposit shares of Common Stock purchased hereunder into an account established by RJA for SkyWest against payment to RJA of the purchase price therefor and commissions and other amounts in respect thereof payable pursuant to this Section.

3.                                       RJA shall provide to SkyWest price and quantity information daily with respect to all Purchases executed by RJA on SkyWest’s behalf during that day.

4.                                       This Plan shall become effective immediately upon its execution and shall terminate upon the first to occur of the following:

(a)             the expiration of the Plan Period;

(b)            the purchase of the number of Total Plan Shares pursuant to this Plan;

(c)             the end of the second business day following the date of receipt by RJA of notice of early termination substantially in the form of Appendix A hereto, delivered by telecopy, transmitted to the telecopy number set forth on Appendix A attached hereto

(d)            the commencement of any voluntary or involuntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver or other similar official, or the taking of any corporate action by SkyWest to authorize or commence any of the foregoing; or

(e)             the public announcement of a tender or exchange offer for the Common Stock or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the Common Stock would be exchanged for or converted into cash, securities or other property.

5.                                       Purchases pursuant to the Plan shall be suspended if (a) trading of the Common Stock on The Nasdaq Stock Market is suspended for any reason, or (b) RJA is notified in writing by SkyWest that Purchases under the Plan should not be effected due to legal, regulatory or contractual restrictions applicable to SkyWest.  In the event Purchases under the Plan are suspended pursuant to this Section 5, RJA shall resume Purchases in accordance with this Plan as promptly as practicable after RJA receives notice in writing from SkyWest that RJA may resume Purchases in accordance with this Plan.

6.                                       SkyWest represents and warrants, that: (a) Purchases of Common Stock pursuant to this Plan have been duly authorized by SkyWest and are consistent with SkyWest’s publicly-announced stock repurchase program; (b) it is not aware of material, nonpublic information with respect to SkyWest or any securities of SkyWest (including the Common Stock), (c) it is entering into or amending, as the case may be, this Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws and (d) its execution of this Plan or amendment hereto, as the case may  be, and the Purchases contemplated hereby do not and will not violate or conflict with SkyWest’s Articles of Incorporation or Bylaws or, if applicable, any similar constituent documents, or any law, rule, regulation or agreement binding on or applicable to SkyWest or any of its subsidiaries or any of its or their property or assets.

7.                                       It is the intent of the parties that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i) and Rule 10b-18, and this Plan shall be interpreted to comply with the requirements thereof.

8.                                       At the time of SkyWest’s execution of this Plan, SkyWest has not entered into a similar agreement with respect to the Common Stock.  SkyWest agrees not to enter into any such agreement while this Plan remains in effect.

9.                                       Except as specifically contemplated hereby, SkyWest shall be responsible for compliance with all statutes, rules and regulations applicable to SkyWest and the transactions contemplated hereby, including, without limitation, applicable reporting and filing requirements.

10.                                 The Plan shall be governed by and construed in accordance with the laws of the State of Utah and may be modified or amended only by a writing signed by the parties hereto.

11.                                 In the event of a stock split or reverse stock split of the Common Stock, the quantity of Common Stock to be repurchased pursuant to this Plan will be adjusted proportionately.  In the event of a stock dividend or spin-off, the quantity of Common Stock to be repurchased pursuant to this Plan shall be adjusted as instructed by SkyWest; provided, however, any such adjustment shall only become effective upon receipt by RJA of written notice from SkyWest as to the occurrence of the dividend or spin-off, as well as specific instructions as to the adjustment to the quantity of Common Stock to be repurchased pursuant to this Plan.  In the event of a reincorporation or other corporate reorganization resulting in a share-for-share exchange of new shares of SkyWest for the Common Stock subject to this Plan, then the new shares shall automatically replace the shares of Common Stock originally specified in this Plan.

12.                                 Except as contemplated by Section 4(c) above and Section 16 below, SkyWest acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by RJA purchase to this Plan and SkyWest will not attempt to exercise any authority, influence or control over Purchases.  RJA agrees not to seek advice from SkyWest with respect to the manner in which it effects Purchases under this Plan.

13.                                 SkyWest agrees to indemnify and hold harmless RJA and its officers, directors, employees and representatives against any loss, claim, damage or liability, including legal fees and expenses, arising out of any action or proceeding resulting directly from RJA’s performance of its obligations in accordance with the provisions of this Plan and consistent with industry practices, except to the extent that any such loss, claim damage or liability is the direct or indirect result of the indemnified person’s negligence or misconduct.

14.                                 This Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

15.                                 The duties and obligations of RJA may not be assigned or delegated, whether by merger, consolidation or otherwise, by RJA without SkyWest’s written consent.

16.                                 To the extent permitted by Rule 10b5-1, Rule 10b-18 and all other applicable laws and regulations, from time to time during the Plan Period SkyWest may unilaterally amend this Plan for the purpose of modifying the Trading Parameters set forth on Annex 1 attached hereto.  Any such amendment shall be effective upon SkyWest’s delivery to RJA of a written amendment to the Trading Parameters set forth on such Annex 1.

ACCEPTED AND AGREED by SkyWest and RJA as of the Effective Date set forth above.

“SKYWEST”

SkyWest, Inc.
a Utah corporation

By:	/s/ Bradford R. Rich
Name:	Bradford R. Rich
Title:	Executive Vice President and Chief Financial Officer

“RJA”

Raymond James & Associates, Inc.

By:	/s/ Marc E. Walker
Name:	Marc E. Walker
Title:	V.P. - Trading

Appendix A

Request for Early Termination of SkyWest, Inc. Stock Repurchase Plan

To:	Raymond James & Associates, Inc.

Fax No. ( )

As of the date hereof, SkyWest, Inc. hereby requests termination of the SkyWest, Inc. Stock Repurchase Plan, dated March 13, 2009 in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

IN WITNESS WHEREOF, the undersigned has signed this Request for Early Termination of SkyWest, Inc. Stock Repurchase Plan as of the date specified below.

SkyWest, Inc.

By:
Name:	[Date]

Title:

ANNEX 1

TRADING PARAMETERS

Plan Period:  From and including March 13, 2009 through March 13, 2011.

Daily Share Purchase Amount:    Lesser of (a) 20,000 shares and (b) the limit  imposed under Rule 10b-18(b)(4) of the Securities Exchange Act of 1934, as amended (25% of the average daily trading volume of the Company’s common stock for the preceding four calendar weeks).

Maximum Price:

TRADE ORDER

Subject to Paragraphs 5 and 7 of the SkyWest, Inc. Stock Repurchase Plan dated March 13, 2009 (the “Plan”) to which this Annex 1 is attached, each day during the Plan Period on which The Nasdaq Stock Market is open for business, RJA shall use commercially reasonable efforts to effect one or more purchases (each, a “Purchase”) of the Daily Share Purchase Amount, such Purchases cumulatively not to exceed the Total Plan Shares and, in no case, will the market price per share, excluding commissions, or any Purchase exceed the Maximum Price.  Capitalized terms used, but not otherwise defined herein, shall have the meaning assigned thereto in the Plan.